PURCHASE AND SALE AGREEMENT

DATED AS OF OCTOBER 15, 2014

BETWEEN

RED MOUNTAIN TIMBERCO I LLC,
RED MOUNTAIN TIMBERCO IV LLC,
RMS TIMBERLANDS LLC AND
SPRINGWOOD TIMBERLANDS LLC,
as Seller

AND

POTLATCH FOREST HOLDINGS, INC.,
as Purchaser

i

i

EXHIBITS
Exhibit A-1A     Owned Timberland Compartment Maps
Exhibit A-2    Timberland Leases
Exhibit A-2A    Timberland Lease Compartment Maps
Exhibit B    Assumed Contracts
Exhibit C    Real Property Leases
Exhibit D    Assumed Condemnations
Exhibit E    Form of Escrow Agreement
Exhibit F    List of Personal Property
Exhibit G    Value Tables
Exhibit H    Volume Allocations
Exhibit I    Ongoing Harvest Operations
Exhibit I-1    Form of Harvesting Agreement
Exhibit J-1    Form of General Assignment and Assumption
Exhibit J-2    Form of Assignment and Assumption of Real Property Leases
Exhibit K-1    Form of Limited Warranty Deed (Mississippi)
Exhibit K-2    Form of Statutory Warranty Deed (Alabama)
Exhibit K-3    Form of Assignment and Assumption of Timberland Lease
Exhibit K-4    Form of Assignment and Assumption of Timber Deeds
Exhibit L    Form of Title Affidavits
Exhibit M    Form of Estoppel Certificates
Exhibit N    Form of Easement
Exhibit O    Governmental Consents and Approvals
Exhibit P    Seller’s Disclosures

v

Exhibit Q    Seller’s Knowledge
Exhibit R    Reserved Easements
Exhibit S    Access Chart
Exhibit T    Completed Title Commitments
Exhibit U    Site Prep and Planting Obligations
Exhibit V    2015 Seedling Obligations
Schedule 7.6    Supply Agreements
Schedule 7.8    Plum Creek Timber Deeds
Schedule 7.9    Other Timber Deeds

PURCHASE AND SALE AGREEMENT

THIS IS A PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 15th day of October, 2014 by and between RED MOUNTAIN TIMBERCO I LLC, RED MOUNTAIN TIMBERCO IV LLC, RMS TIMBERLANDS LLC AND SPRINGWOOD TIMBERLANDS, LLC, (collectively, “Seller”), and POTLATCH FOREST HOLDINGS, INC. (“Purchaser”).

BACKGROUND STATEMENT

WHEREAS, Seller is the owner or lessee of certain real property located in Autauga, Barbour, Bibb, Bullock, Butler, Chambers, Chilton, Coosa, Crenshaw, Dallas, Greene, Hale, Lee, Lowndes, Macon, Marengo, Montgomery, Perry, Pike, Sumter, Tallapoosa, Tuscaloosa and Wilcox Counties, Alabama and Attala, Carroll, Choctaw, Holmes, Leake, Madison, Montgomery, Rankin, Scott and Yazoo Counties, Mississippi that it wishes to sell, assign, transfer or convey, together with certain other assets, inventory and rights under certain continuing leases, contracts and other agreements, to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser wishes to acquire and accept such real property, timber and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
PROPERTY; PURCHASE PRICE

Section 1.1    Agreement to Purchase and Sell. Subject to and in accordance with the terms and provisions of this Agreement, and for the consideration stated herein, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the Property from Seller.

Section 1.2    Property. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing sell, assign, transfer and convey to Purchaser, and Purchaser shall acquire, assume and accept from Seller, all right, title and interest to the following assets (collectively, the “Property”), free and clear of all Liens other than the Permitted Exceptions:

(a)Owned Timberlands. The real property depicted on the compartment maps (the “Owned Timberland Maps”) depicted on Exhibit A-1A attached hereto, together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon, (iii) all timber growing, standing or lying thereon (the “Timber”), (iv) any and all of Seller’s interest and riparian rights, if any, to creeks, ponds, lakes, streams and other water ways located thereon or adjoining such real property (v) all other privileges, appurtenances, easements and other rights appertaining thereto (the “Owned Timberlands”), subject to the Permitted Exceptions; provided, however, that Seller reserves for itself and its successors and assigns the Reserved Easements,.

(b)Leased Timberlands. The rights of Seller as owner, lessee, sublessee or licensee with respect to the timber deeds, leases, subleases and licenses described on Exhibit A-2 attached hereto (the “Timberlands Leases”), the underlying real property of which is depicted on the compartment maps (the “Timberland Lease Compartment Maps”, and together with the Owned Timberland Maps, the “Maps”) attached hereto as Exhibit A-2A, that relate to the use, operation, possession and/or occupancy of the Timberlands (collectively, the “Leased Timberlands”), including all purchase options, prepaid rents and security deposits relating thereto, together with Seller’s rights, title and interest, if any, in (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon, (iii) all Timber, and (iv) all other privileges, appurtenances, easements and other rights appertaining thereto

(c)Assumed Contracts. The rights of Seller under the Contracts in effect at the Effective Time that (i) are described on Exhibit B attached hereto or (ii) that relate solely to the Timberlands or the forest operations conducted on the Timberlands and are entered into prior to the Closing in compliance with Section 7.2, but excluding the rights of Seller under any Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease (collectively, the “Assumed Contracts”).

(d)Real Property Leases. The rights of Seller with respect to the leases described on Exhibit C attached hereto that relate to all or any portion of the Timberlands to which Seller is a lessor, including any lease under which Seller has granted to a third party hunting or other recreational rights with respect to the Timberlands (or, with respect to any recreational lease in respect of the Timberlands listed on Exhibit C that expires prior to the Closing Date, any renewal of such recreational lease made in compliance with Section 7.2) (collectively, the “Real Property Leases”).

(e)Assumed Condemnations. The interests of Seller in any Condemnation that exists on the date hereof and is listed on Exhibit D attached hereto or that arises between the date of this Agreement and the Closing Date (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all reasonable costs actually incurred by Seller to recover such proceeds) but only to the extent attributable to the Timberlands or a portion thereof (collectively, the Condemnations described above, the “Assumed Condemnations”).

(f)Personal Property. All personal property owned by Seller and which is non-proprietary, not subject to any confidentiality restrictions and related exclusively to the Timberlands, including without limitation, fixtures located thereon and such information made available to Purchaser through that certain data room maintained by Merrill Corporation for Project Needle and such items identified on Exhibit F attached hereto (the “Personal Property”).

Unless expressly identified or described in this Section 1.2, no other assets of Seller, including accounts receivable in respect of sales of timber removed from the Timberlands prior to the Closing pursuant to the terms and conditions set forth on Exhibit I attached hereto, shall be included within or constitute the Property.

Section 1.3    Assumed Liabilities. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing assign to Purchaser, and Purchaser shall assume from Seller, the liabilities and obligations of Seller under the Assumed Contracts, the Timberland Leases, the Timber Deeds (subject to the provisions of Section 7.9 below) and the Real Property Leases, to the extent such liabilities and obligations accrue or arise, or are related to periods commencing, on or after the Effective Time (collectively, the “Assumed Liabilities”).

Section 1.4    Purchase Price; Deposit. The aggregate purchase price payable by Purchaser to Seller in consideration for the Property shall be the sum of THREE HUNDRED EIGHTY-FOUR MILLION and 00/100 Dollars ($384,000,000.00), subject to adjustment as provided herein (as so adjusted, the “Purchase Price”). Simultaneously with the execution and delivery of this Agreement, Purchaser shall deposit with the Title Company pursuant to the escrow agreement in the form of Exhibit E attached hereto, the sum of NINE MILLION TWO HUNDRED THOUSAND and No/100 DOLLARS ($9,200,000.00) (together with the Initial Deposit of $10 million paid previously by Purchaser pursuant to that certain letter of intent dated October 8, 2014, and together with any interest earned on all of said amounts, the “Deposit”). The Deposit shall either be (i) delivered to Seller at the Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, disbursed in accordance with Section 11.2.

Section 1.5    Permitted Exceptions. The Property shall be sold, transferred, assigned and conveyed to Purchaser subject to the following matters (collectively, the “Permitted Exceptions”):

(a)    Restrictions on the ability of Purchaser to build upon or use the Property imposed by any current or future development standards, building or zoning ordinances or any other Law;

(b)    To the extent a tract included in the Timberlands is bounded or traversed by a river, stream, branch or lake:

(i)the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;

(ii)the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;

(iii)any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and

(iv)any portion of the Timberlands which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Law;
(c)    To the extent any portion of the Timberlands is bounded or traversed by a public road or maintained public right of way, the rights of others to use any portion of the Timberlands that lies within such public road or maintained public right of way;

(d)    Railroad easements or railroad rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;

(e)    Any restriction on the use of the Property due to Environmental Laws;

(f)    Any restriction on the use of the Property due to conservation easements of record, other than those which individually or in the aggregate would have a material adverse effect on the use and enjoyment by Purchaser of the Timberlands or any portion thereof or would prevent or restrict in any material manner the continued ability to commercially harvest timber thereon;

(g)As to the Timberlands, subject to the apportionment provisions of Section 1.8, all ad valorem property Taxes for the Tax period during which the Closing occurs and all subsequent Tax periods, including any additional or supplemental Taxes that may result from a reassessment of the Timberlands due to the sale of the Property and/or an action or inaction of the Purchaser, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable state Law;
(h)Liens for Taxes not yet due and payable;

(i)Easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts that a current and accurate survey of the Timberlands would disclose, other than those that, individually or in the aggregate would prevent or restrict in any material manner the continued ability to commercially harvest timber on the affected parcel in substantially the same manner as such harvesting is currently conducted or would materially adversely impact the value of such parcel for the purpose of harvesting such timber;

(j)All oil, gas and other minerals or other substances of any kind or character as may have been previously reserved by or conveyed to others and any leases concerning any of such oil, gas, other minerals or other substances in, on or under the Timberlands;

(k)Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;

(l)Any matter affecting title to the Property that is not objected to by Purchaser;

(m)The Reserved Easements granted to or reserved by Seller pursuant to any provision of this Agreement;

(n)Rights of others under any of the Assumed Contracts, the Timberland Leases, the Timber Deeds or the Real Property Leases;

(o)Lack of access rights to any portion of the Timberlands shown on Exhibit S as lacking legal access or having only historic or verbal access;

(p)Any Assumed Condemnation in respect of the Timberlands; and

(q)Any easement, covenant, use restriction, zoning restriction, boundary line dispute, encroachment or other third-party right affecting any of the Property not described in items (a) through (o) above and which, individually or in the aggregate, would not (i) prevent or restrict in any material manner the continued ability to commercially harvest timber on the affected parcel in substantially the same manner as such harvesting is currently conducted or (ii) materially adversely impact the value of such parcel for the purpose of harvesting such timber.

Section 1.6    Certain Adjustments. The Purchase Price shall be subject to the following adjustments:
(a)    Title Objections.

(i)    Title Objection Procedure. Seller shall request and use commercially reasonable efforts to cause the Title Company to (and, to the extent in Seller’s control, shall cooperate reasonably to): (a) make available to Purchaser Completed Title Commitments for all of the Timberlands as promptly as possible after the date hereof; (b) deliver the Completed Title Commitments to Purchaser on a rolling and serial basis, such that as soon as any particular Completed Title Commitment has been completed, such

Completed Title Commitment will be made available to Purchaser, and (c) keep the Purchaser reasonably and regularly apprised of the anticipated delivery dates of the Completed Title Commitments. With respect to each Completed Title Commitment, Purchaser shall have until the later of (1) fifteen (15) days after receipt of such Completed Title Commitment as verified by notice from Seller or Title Company to Purchaser by e-mail at the following e-mail addresses: Lorrie.Scott@potlatchcorp.com and Mpottorff@sgrlaw.com (Purchaser acknowledges that Seller has notified Purchaser that the commitments listed on Exhibit T are Completed Title Commitments as of the date of this Agreement) or (2) November 3, 2015 (with respect to each Completed Title Commitment, “Title Objection Period”) to deliver to Seller written notice of any objection to matters reflected in such Completed Title Commitment other than the Permitted Exceptions (each, a “Title Objection” and collectively, the “Title Objections”). Upon receipt of the Title Objections to a Completed Title Commitment, Seller may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection (which cure may be the substitution of Additional Timberlands pursuant to Section 1.7 for all or a portion of the Timberlands subject to such Title Objection), and Seller shall notify Purchaser in writing whether Seller elects to cure the same by the date that is ten (10) days after receipt of the Title Objections with respect to such Completed Title Commitment. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Title Objections. Any Title Objection shall be deemed to be cured if Seller causes the Title Company to issue a Title Policy for the affected Timberlands affirmatively insuring over, or not raising as an exception to the Title Policy, such Title Objection. Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Timberlands evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) created as a result of the acts or omissions of Seller or its Affiliates (“Monetary Liens”). If Seller does not receive written notice of the Title Objections for any objection to matters reflected in a particular Completed Title Commitment on or before the expiration of the Title Objection Period, Purchaser shall be deemed to have waived its right to object to any and all matters reflected in such Completed Title Commitment and Purchaser shall be deemed to accept title to the Timberlands encompassed within such Completed Title Commitment subject to such matters. Any such Title Objection waived (or deemed waived) by Purchaser shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of the Purchase Price.

(ii)    Remedy for Title Objection. In the event Seller elects or is deemed to have elected not to cure any Title Objection (other than Monetary Liens), then Purchaser, at its sole election, may either: (A) waive such Title Objections and proceed to the Closing, accepting title to those portions of the Timberlands that are subject to such uncured Title Objections without adjustment to the Purchase Price (“Accepted Title Objections”); or (B) exclude from the Timberlands those portions of the Timberlands that are subject to such uncured Title Objections (a “Title Objection Carveout”) only to the extent that the value of all Title Objection Carveouts in the aggregate, as determined by the Value Tables, exceeds $1,000,000.00, in the aggregate, in which event the Purchase Price shall be reduced to the extent the aggregate value of all such Title Objection Carveouts exceeds

$1,000,000.00. Purchaser shall be required to elect clause (A) if the aggregate value of all Title Objection Carveouts does not exceed $1,000,000.00; provided, however, in such event Seller shall exercise commercially reasonable efforts to cure such Title Objections, including without limitation, delivery of such documents, affidavits or estoppels as may be reasonably required to cure such Title Objections. Notwithstanding the foregoing, each Title Objection Carveout shall contain at least 40 acres (the boundaries and configuration of which shall be subject to the reasonable approval of Purchaser) and, to the extent necessary and available, provide Seller and Purchaser with reasonable reciprocal access to, from and over such Title Objection Carveout and each Title Objection Carveout affecting a Timberland Lease, which Seller cannot partially assign by Closing either as a matter of right or with the landlord’s consent, shall include such Timberland Lease in its entirety.

(b)    Casualty Loss.

(i)    Notification of Casualty Loss. From the date of this Agreement until the Closing Date, Seller shall promptly give notice to Purchaser upon obtaining Seller’s Knowledge of any Casualty Loss, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Seller, resulting from such Casualty Loss.

(ii)    Adjustment for Casualty Loss. If the aggregate fair market value of damaged or lost Timber, based on the Value Tables (but taking into account the salvage value of any damaged Timber), resulting from Casualty Losses identified in accordance with Section 1.6(b)(i) exceeds One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Casualty Loss Basket”), the Purchase Price shall be reduced by the amount that such aggregate fair market value exceeds the Casualty Loss Basket. If Purchaser objects to any of Seller’s calculations of the fair market value of the damaged or lost timber, based on the Value Tables, resulting from a Casualty Loss prior to the Closing pursuant to Section 1.6(b)(i), Seller and Purchaser shall negotiate in good faith to determine by mutual agreement the fair market value of the damaged or lost timber in accordance with Section 1.6(b)(iv). If Seller and Purchaser agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Purchaser are unable to agree on the amount of such value within thirty (30) days of Purchaser’s delivery of a notice of objection to Seller’s calculations, Seller and Purchaser will refer the matter to a Forestry Consultant, and each will, at a mutually agreed time within three days after such referral, submit to the Forestry Consultant their respective calculations of the fair market value of such damaged or lost timber. Within thirty (30) days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost timber in accordance with this Section 1.6(b) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost timber in accordance with this Section 1.6(b), and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.

(iii)    Casualty Loss with FMV of less than the Casualty Loss Basket. If it is determined in accordance with this Section 1.6(b) that the damaged or lost timber in connection with Casualty Losses identified in accordance with Section 1.6(b)(i) on the Timberlands has an aggregate fair market value of less than the Casualty Loss Basket, Purchaser shall be deemed to accept such Timberlands (and the timber thereon) in its condition as of the Closing Date, with no reduction in the Purchase Price.

(iv)    Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, the fair market value for damaged or lost timber shall be deemed to equal the value of the timber, determined in accordance with the Value Tables, net of the actual salvage value of such timber received by Purchaser after deducting the cost of harvesting and delivering such timber.

(c)    Environmental Objections.

(i)    Environmental Objection Procedure. Purchaser shall have until November 3, 2014 (the “Environmental Review Period”) (A) to cause Phase I Environmental Site Assessments with respect to the Timberlands (the “Phase I Reports”) to be prepared by an environmental consultant reasonably acceptable to Seller, (B) to review the Phase I Reports, and (C) to deliver to Seller written notice of the existence of a REC on any portion of the Timberlands (an “Environmental Objection”). Within ten (10) days following Seller’s receipt of such notice from Purchaser, Seller shall deliver to Purchaser written notice indicating whether Seller (1) intends to cure such REC before the Closing (which cure may be the substitution of Additional Timberlands pursuant to Section 1.7 for all or a portion of the Timberlands subject to such REC), or (2) does not intend to cure such REC. Failure by Seller to deliver such notice within such time period shall be deemed an election of clause (2).

(ii)    Remedy for Environmental Objection. In the event of the presence of any REC that Seller has not agreed to cure, or that Seller has agreed to cure but does not cure within five (5) days prior to Closing, Purchaser’s sole remedy with respect to such REC shall be to adjust the Purchase Price as described in Section 1.6(c)(iii) and the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such REC excluded from the Timberlands to be conveyed to Purchaser (an “Environmental Carveout”). Notwithstanding the foregoing, each Environmental Carveout shall contain at least 40 acres (the boundaries and configuration of which shall be subject to the reasonable approval of Purchaser) and, to the extent necessary and available, provide Seller and Purchaser with reasonable reciprocal access to, from and over such Environmental Carveout.

(iii)    FMV Calculation. The fair market value of any portion of the Timberlands subject to any Environmental Carveout shall be calculated in accordance with the Value Tables. At the Closing, the Purchase Price shall be reduced by an amount equal to the aggregate fair market value of the Timberlands subject to such Environmental Carveouts, if any, as calculated in accordance with this Section 1.6(c)(iii).

(d)    Adjustment of Volume Allocations. In the event of a material reduction in the total acreage of the Timberlands transferred to Purchaser pursuant to this Agreement resulting from Title Objection Carveouts, (including Timberland Leases rejected in connection therewith), Environmental Carveouts, (including Timberland Leases rejected in connection therewith), and Casualty Losses, the Volume Allocations (as hereinafter defined) shall be adjusted in order to take account of such reduction. If Seller and Purchaser cannot agree upon said adjustments, the dispute will be resolved pursuant to Section 7.4.

Section 1.7    Additional Timberlands.

(a)    To the extent that Seller elects to substitute additional timberlands to cure a Title Objection under Section 1.6(a) or to cure any Environmental Objection under Section 1.6(c), Seller shall identify in its written notice of such election (i) the timberlands owned by Seller within the same geographic region as the Property that are to be added to the Property (the “Additional Timberlands”), (ii) the portion of the Timberlands being deleted from the Property in connection with such substitution, and (iii) the estimated volume of timber located on such Additional Timberlands; provided that the value of any Additional Timberlands shall be not less than the value of the deleted Timberlands, as determined by reference to the Value Table. The Additional Timberlands shall be deemed part of the Timberlands for all purposes of this Agreement.

(b)    The following provisions shall apply to any Additional Timberlands:

(i)    Within thirty (30) days following delivery of such notice identifying the Additional Timberlands, Seller shall use commercially reasonable efforts to cause the Title Company to issue one or more Completed Title Commitments with respect to the Additional Timberlands. The procedures set forth in Section 1.6 shall otherwise apply in all respects to such Completed Title Commitments.
(ii)    Purchaser shall have forty-five (45) days following receipt of such notice identifying the Additional Timberlands to cause a Phase I Report with respect to the Additional Timberlands to be prepared by an environmental consultant reasonably acceptable to Seller, (B) to review such Phase I Reports, and (C) to deliver to Seller written notice of the existence of a REC on any portion of the Timberlands. If such supplement reveals the existence of a REC, then Seller shall either cure such REC or identify different Additional Timberlands to replace the Additional Timberlands affected by such REC, in which event the procedures of this Section 1.7 shall apply to such new Additional Timberlands.

(iii)    Within forty-five (45) days (or such longer period as is reasonably required to complete such verification in no event longer than one hundred twenty (120) days) following delivery of such notice identifying the Additional Timberlands, Purchaser shall have the right to verify the volumes and value of the Timber located on the Additional Timberlands, determined by reference to the Value Table. If the Parties are unable to agree upon the volumes or value of the Additional Timberlands within such period, such dispute shall be resolved in accordance with Section 7.4. If the value of the Additional Timberlands is less than the value of the deleted Timberlands, Seller shall identify supplemental Additional Timberlands, in which event the procedures of this Section 1.7 shall apply to such supplemental Additional Timberlands.
Section 1.8    Apportionments. Except as provided in Section 2.3, the following shall be apportioned between Purchaser and Seller as of the Effective Time (on a per diem basis): (i) property and other non-Income Taxes and assessments in respect of the Property with respect to the Tax period in which the Effective Time occurs; (ii) revenue from the Real Property Leases, including hunting and other recreational lease revenue; (iii) payments, applying to the period beginning at the Effective Time, made by Seller in respect of any Assumed Contract or Timberland Lease; and (iv) rents due from Seller under the Timberland Leases (collectively, “Apportionments”). Not later than sixty (60) days after the Closing Date, Seller and Purchaser shall determine the Apportionments, and the Purchase Price shall be increased or decreased, as applicable, by the aggregate amount of such Apportionments, except where any applicable Tax rates have not been fixed or the value assessments have not been made and finally determined with respect to all of the Timberlands for the applicable Tax periods in which the Effective Time occurs (Purchaser acknowledging that Seller has instituted or may, at its option, institute before the Closing protests of certain Taxes pursuant to certain Assumed Contracts, the final resolution of which protests may occur after the Closing), in which case the Apportionments will be completed promptly after resolution of the applicable issues. Any adjustment to be made pursuant to this Section 1.8 shall be made no later than three (3) Business Days following the determination of the aggregate amount of the Apportionments. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 1.8. If Seller and Purchaser cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 7.4.

Section 1.9    Provision Regarding Ongoing Harvests. Purchaser acknowledges and agrees that Seller may continue to conduct ongoing timber harvesting operations until Closing on the sale areas and on the terms described on Exhibit I attached hereto (the “Ongoing Harvest Operations”). In the event Seller is unable, for any reason in Seller’s sole discretion, to complete such Ongoing Harvest Operations by Closing, Seller may reserve the remaining timber on such sale areas and on the terms described on Exhibit I together with the right to enter upon that portion of the Timberlands by means of access routes approved by Purchaser in its reasonable discretion in order for Seller to complete its Ongoing Harvest Operations no later than twelve (12) months after Closing pursuant to the terms of a harvesting agreement to be executed and delivered by the Parties at Closing substantially in the form attached hereto as Exhibit I-1 (the “Harvesting Agreement”). Seller shall be entitled to receive all proceeds from the sale of the timber harvested pursuant to the Ongoing Harvest Operations and there shall be no adjustment of the Purchase Price due to the removal of such timber pursuant to Seller’s Ongoing Harvest Operations. Seller shall (i) remain liable for any severance taxes arising out of such Ongoing Harvest Operations, and (ii) indemnify, hold harmless and defend Purchaser, its successors and assigns from and against any loss, cost, claim or liability, including, without limitation, reasonable attorney’s fees and court costs and liabilities related to personal injury, damage and fire, all as associated with Seller’s Ongoing Harvest Operations on the Timberlands after Closing and in accordance with the Harvesting Agreement. Seller’s reservations, rights and obligations arising under this Section 1.9 shall be reflected in the Deeds and/or Assignment and Assumption of Timberland Leases. Seller will conduct harvesting operations on the Ongoing Harvest Tracts consistent with industry standards in the applicable region and consistent with Seller’s standards on other similarly situated tracts harvested by Seller, to the extent in accordance with the terms of the Harvesting Agreement.

ARTICLE II
CLOSING

Section 2.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article IX, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, Suite 2300, Atlanta, Georgia 30309, at 9:00 a.m., local time, on or as of the later of (i) November 17, 2014 or (ii) the fifth business day following the date on which all of the conditions set forth in Article IX have been satisfied, or waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before November 17, 2014. Except as specifically provided herein, time is of the essence of this Agreement for all purposes.

Section 2.2    Closing Deliveries.

(a)    Closing Deliveries by Seller. Seller shall deliver the following items to Purchaser at the Closing:
(i)    a certificate from a duly authorized officer of Seller attesting to the matters set forth in Sections 9.2(b) and 9.2(c);

(ii)    duly executed counterparts of the assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Assumed Contracts and the Assumed Condemnations, substantially in the form of Exhibit J-1 attached hereto (the “General Assignment and Assumption”);

(iii)    duly executed counterparts of assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Real Property Leases in each case substantially in the form of Exhibit J-2 attached hereto (each, an “Assignment and Assumption of Real Property Leases”);

(iv)    one (1) duly executed limited or statutory warranty deed for each county in which the Owned Timberlands are located, warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Exceptions, in each case substantially in the form of Exhibit K-1 and K-2 attached hereto, and such other Conveyance Instruments as are reasonably necessary to vest in Purchaser title to the Owned Timberlands and the Appurtenant Easements (collectively, the “Deeds”);

(v)    one (1) duly executed Assignment and Assumption of Timberland Lease for each Timberland Lease, in recordable form for each county in which the Leased Timberlands are located under each such Timberland Lease, in substantially the form of Exhibit K-3 attached hereto (collectively, the “Assignment and Assumption of Timberland Leases”);

(vi)    one (1) duly executed bill of sale for the conveyance of the Personal Property;

(vii)    duly executed counterparts of the Timber Supply Documents to which Seller is a party;

(viii)    one (1) duly executed Assignment and Assumption of Timber Deeds for each Timber Deed, in recordable form, and otherwise in substantially the form of Exhibit K-4 attached hereto (collectively, the “Assignment and Assumption of Timber Deeds”);

(ix)    an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;

(x)    such title affidavits as are reasonably requested by the Title Company, including an owner’s affidavit substantially in the form of Exhibit L attached hereto;

(xii)    duly executed counterparts of the Harvesting Agreement;

(xii)    duly executed and delivered Estoppel Certificates in accordance with Section 8.3 hereof;

(xiii)    releases of all Monetary Liens on the Property;

(xiv)    such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Purchaser the Property in accordance with the terms hereof.

(xv)    originals of all Personal Property conveyed hereunder (or access to Purchaser to the location where such Personal Property is held);

(xvi)    an electronic copy of Seller’s entire operational stand level database for the Owned Timberlands and the Leased Timberlands; and

(xvii)    possession of the Timberlands, subject to the Permitted Exceptions.

(b)    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items to Seller:

(i)    the Purchase Price;

(ii)    certificates of a duly authorized officer of Purchaser attesting to the matters set forth in Sections 9.3(b) and 9.3(c);

(iii)    duly executed counterparts of the General Assignment and Assumption, the Assignment and Assumption of Real Property Leases, the Assignment and Assumption of Timberland Leases, the Assignment and Assumption of Timber Deeds, the Memorandum of Assignment and Assumption of Real Property Leases;

(iv)    duly executed counterparts of the Harvesting Agreement;

(v)    duly executed counterparts of the Timber Supply Documents to which Purchaser is a party, including, without limitation the New Supply Agreements;

(vi)    any Conveyance Instruments in respect of the Property to which Purchaser is a party;

(vii)    one or more easements substantially in the form of Exhibit N to the extent necessary to evidence the right of Seller, or such other Persons as shall be designated by Seller, to use the Reserved Easements; and

(viii)    all such other instruments of assumption necessary, in the reasonable opinion of Seller, for Purchaser to assume the Assumed Liabilities.

(c)    Other Closing Deliveries. The Parties shall each execute and deliver such other and further certificates, assurances and documents as may reasonably be required by the other Parties and/or the Title Company in connection with the consummation of the transactions contemplated by this Agreement.

Section 2.3    Costs and Expenses. Each Party shall be responsible for its own attorneys’ fees and expenses. Seller shall prepare the Conveyance Instruments, Assignment and Assumptions of Timberland Leases, the Assignment and Assumption of Timber Deeds and all documents to be prepared pursuant to Section 7.6, 7.8 and 7.9, all at Seller’s expense. Purchaser shall pay all other costs associated with filing any documents, including the Conveyance Instruments and Assignment and Assumptions of Leases, to be recorded. Purchaser shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Property that may become due and payable after the Effective Time caused by any action or inaction of Purchaser with respect to the removal of the Property after the Effective Time from their present classifications, or changes in use after the Effective Time. Purchaser shall bear all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Property from Seller to Purchaser arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Taxing Authority. All other costs shall be paid by the Party incurring such costs, except as otherwise provided herein.

ARTICLE III
ACKNOWLEDGEMENTS BY PURCHASER

Section 3.1    Disclaimer of Certain Representations. Purchaser acknowledges that, except as is specifically set forth in this Agreement, the Ancillary Agreements, the Deeds and the other Conveyance Instruments referred to in Article II, Seller has not made, does not make and has not authorized anyone else to make, any representation, warranty or promise of any kind, including as to: (i) the existence or non-existence of access to or from the Timberlands or any portion thereof; (ii) the location of the Timberlands or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Timberlands; (iv) the number of acres or square footage in the Timberlands; (v) the present or future physical condition or suitability of the Property for any purpose; (vi) the actual amount and type of timber on the Timberlands, if any; or (vii) any other matter or thing affecting or relating to the Property or this Agreement.

Section 3.2    General Disclaimers. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE TIMBERLANDS OR FROM THE SALE OF THE TIMBERLANDS, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED in this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II.

Section 3.3    Waiver and Release. UPON THE CLOSING, SUBJECT TO ARTICLE X, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, SUBJECT TO ARTICLE X, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER

ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SUBJECT TO ARTICLE X, SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE TIMBERLANDS BE REQUIRED AFTER THE CLOSING, SUCH INVESTIGATION, CLEAN-UP, REMOVAL, CORRECTIVE ACTION OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER. ANYTHING TO THE CONTRARY NOTWITHSTANDING, PURCHASER’S WAIVER AND RELEASE OF SELLER AS DESCRIBED ABOVE SHALL NOT PREVENT PURCHASER FROM JOINING SELLER AS A POTENTIALLY RESPONSIBLE PARTY IN ANY SUIT OR ACTION BROUGHT AGAINST PURCHASER BY A THIRD PARTY. PURCHASER OR ITS SUCCESSORS AND ASSIGNS SHALL HAVE NO OBLIGATION AT ANY TIME OR AS A RESULT OF THIS RELEASE TO INDEMNIFY, DEFEND OR SAVE HARMLESS SELLER FROM CLAIMS BY THIRD PARTIES FOR ANY CONDITIONS, ACTIONS OR OMISSIONS WHICH OCCURRED PRIOR TO THE CLOSING DATE REGARDLESS OF WHETHER CLAIMS ARE BROUGHT BEFORE OR AFTER CLOSING.

Section 3.4    No Reliance. Purchaser acknowledges that any materials provided to it, including any cost or other estimates, projections, acreage, and timber information, any management presentations and any materials and information provided on data disks, via e-mail or in any on-line data rooms, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AS TO STATUS

Except as otherwise disclosed to Purchaser herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization. Each Seller is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 4.2    Qualification. Each Seller is qualified or registered as a foreign [•] for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.3    Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.4    No Violation. The execution, delivery and performance of this Agreement by Seller will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or any standing resolution of its board of directors or any other organizational document; (ii) any Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed, Real Property Lease or any other Contract that would impact Seller’s ability to consummate the transactions contemplated by this Agreement; (iii) any Law applicable to Seller, the Timberlands or any of Seller’s assets that would impact Seller’s ability to consummate the transactions contemplated by this Agreement; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the Timberlands is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.5    Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described on Exhibit O attached hereto and (ii) those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.6    Litigation.

(a)    Pending Matters. Except as set forth on Exhibit P attached hereto, there are no pending Claims or, to Seller’s Knowledge, threatened Claims that (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (B) affect or relate to any of the Property, and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

(b)    Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Timberlands) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.7    Taxes. Except for such Liens as may be reflected in the Completed Title Commitments, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any Tax. All material Taxes related to the Property required to be withheld and paid have been timely withheld and paid, except for (i) such Taxes the failure to pay which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (ii) any Taxes being contested in good faith.

Section 4.8    Contracts. Each of Exhibits A-2, B and C contains a list, and Seller has made available to Purchaser copies, of the following documents in effect on the date of this Agreement: (i) each Timberland Lease, (ii) each Assumed Contract, (iii) the Existing Supply Agreements; (iv) the Real Property Leases; (v) the Plum Creek Timber Deeds; (vi) the Timber Deeds; and (vii) each material amendment, supplement, and modification in respect of any of the foregoing. To Seller’s Knowledge each of the foregoing documents described in clauses (i) through (vi) (1) are in full force and effect, and (2) have no defaults or events that with the passage of time or giving of notice, or both, could become a default thereunder. Seller is not a party to, and the Timberlands are not subject to any contract or agreement of any kind whatsoever, written or oral, formal or informal, with respect to the Timberlands that would be binding upon the Timberlands or Purchaser after Closing, other than the Permitted Exceptions and the documents referenced in clauses (i) through (vi) of the immediately preceding sentence.

Section 4.9    Brokers and Advisors. Except for fees payable to Perella Weinberg Partners LP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, and Seller is responsible for the payment of all such fees due to Perella Weinberg Partners LP.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED
TO THE PROPERTY

Except as otherwise disclosed to Purchaser herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 5.1    Compliance with Laws. There is no pending action or proceeding or, to the knowledge of Seller, any threatened action or proceeding (other than Condemnations) before any court, governmental agency or arbitrator which would have a Material Adverse Effect on the Property or which arises out of events or circumstances occurring at the Property, including the conduct of forestry operations, except for those actions or proceedings, if any, that would not be reasonably likely, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2    Condemnations. Except as described on Exhibit D, there are no Condemnations as of the date hereof and no Condemnations have been concluded between August 1, 2014 and the date hereof.

Section 5.3    Assumed Contracts, Timberland Leases, Plum Creek Timber Deeds, Timber Deeds and Real Property Leases. Except as described on Exhibits A-2, B or C, with respect to each Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed and Real Property Lease, or except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment by Purchaser of the Timberlands or any material portion thereof in accordance with the terms of such instrument: (i) such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease, or otherwise cause such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease is in breach or default under such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease; and (iv) to Seller’s Knowledge, no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease or permit the termination, modification or acceleration of rent under such Assumed Contract, Timberland Lease, Plum Creek Timber Deed, Timber Deed or Real Property Lease.

Section 5.4    Harvesting. Except pursuant to the Ongoing Harvest Operations and the rights of third parties pursuant the Permitted Exceptions, (a) no trees or Timber have been cut or removed from the Timberlands since the Inventory Date, and (b) during the term of this Agreement, Seller shall neither cut or remove nor permit the cutting or removal of any timber or trees which are included as part of the Property.

Section 5.5    Matters Relating to the Environmental Condition of the Timberlands. Except as set forth in the Phase I Reports, (a) to Seller’s Knowledge, there is no condition existing on the Timberlands that constitutes a REC in the Timberlands, (b) to Seller’s Knowledge, there is no existing Adverse Environmental Condition on the Timberlands, (c) to Seller’s Knowledge, Seller is operating the Timberlands in compliance with all applicable Environmental Laws and the requirements of all applicable Environmental Permits, (d) to Seller’s Knowledge, Seller has not received any written notice of any violation of, or liability under, any Environmental Law in connection with Seller’s operations on the Timberlands during the past five years, and (e) there are no material writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened relating to Seller’s compliance with or liability under any Environmental Law affecting the Timberlands.

Section 5.6    Property Taxes. To Seller’s Knowledge, no Taxes or assessments relating to the Property are delinquent, and there are no special Taxes, assessments or charges proposed, pending or threatened against the Property. Neither Seller nor, to the best of Seller’s Knowledge, any other Person has applied the Timberlands or any portion thereof to a use other than agricultural or silvicultural during Seller’s ownership of the Property.

Section 5.7    Endangered Species. Except as set forth on Exhibit P, to Seller’s Knowledge, there are no Endangered Species on the Timberlands; and Seller has not received any written notice of any threatened or contemplated actions against Seller or the Timberlands based upon the presence of any Endangered Species on the Timberlands.

Section 5.8    Timberland Disputes. Except as set forth on Exhibit P, to Seller’s Knowledge, there are no boundary disputes and no encroachments affecting the Timberlands or any portion thereof, nor is any person or entity adversely possessing or using the Timberlands or any part thereof.

Section 5.9    Timberland Losses. To Seller’s Knowledge, (a) no material volume of trees or Timber has been lost or damaged by fire or other Casualty Loss since the Inventory Date and (b) no trees or Timber are affected by any disease or infestation which would have a Material Adverse Effect on the value of said trees or Timber.

Section 5.10    Mining and Mineral Rights. Except as set forth on Exhibit P, to Seller’s Knowledge, there have been no mining operations on the Timberlands during Seller’s period of ownership, and Seller has no knowledge of any proposed mineral activity on the Timberlands. Seller has not conveyed any interest in any minerals associated with the Timberlands during the past 5 years.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise disclosed to Seller herein, as of the date hereof and as of the Closing Date, Purchaser represents and warrants to Seller, as follows:
Section 6.1    Organization. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.

Section 6.2    Qualification. Purchaser is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 6.3    Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 6.4    No Violation. The execution, delivery, and performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the its articles/certificate of incorporation, bylaws, limited liability company agreement or any standing resolution of its board of directors, members or managers (as the case may be) or any other organizational document; (ii) any Contract to which it is a party that would impact Purchaser’s ability to consummate the transactions contemplated by this Agreement; (iii) any Law applicable to it or any of its assets that would impact Purchaser’s ability to consummate the transactions contemplated by this Agreement; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Purchaser or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 6.5    Section Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, or (iii) may be required to be obtained by Purchaser for it to conduct operations on the Timberlands.

Section 6.6    Litigation. There are no Claims against Purchaser or, to the actual knowledge of Purchaser, any threatened Claims against Purchaser, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VII
ADDITIONAL AGREEMENTS RELATING TO THE
PROPERTY GENERALLY

Section 7.1    Commercially Reasonable Efforts.

(a)    General. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:

(i)    to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;

(ii)    to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;

(iii)    to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and

(iv)    to fulfill all conditions to this Agreement.

(b)    Certain Filings. In furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to any Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than 15 days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Regulatory Law.

(c)    Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end.

Section 7.2    Maintenance of Business.

(a)    Subject to the terms and conditions of this Agreement, and except as otherwise contemplated hereby, Seller, from the date hereof through the Closing Date, shall use commercially reasonable efforts to maintain the Property in the ordinary course in all material respects; provided, however, Seller shall have no obligation to perform any site preparation or plant any seedlings on harvested areas except as specifically set forth on Exhibit U.

(b)    Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall not interfere with Seller’s conduct of business with respect to the Property pending the Closing and shall not take any action that might reasonably be expected to impair Seller’s relationships with customers, suppliers or employees of the businesses and operations of Seller, whether or not associated with the Property.

(c)    Subject to the terms and conditions of this Agreement, through the Effective Time Seller shall not sell, transfer, assign, convey, amend, lease or otherwise modify any interest in the Timberlands except for the renewal of recreational leases on substantially the same or better terms as currently in effect and except for the entry in the ordinary course of business into new recreational leases substantially in the form of existing recreational leases to which Seller is a party.

(d)    Seller agrees that it shall not after the date hereof, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage submission of proposals, offers or expressions of interest from any Person relating to any acquisition or purchase of all or a substantial portion of the Property (any of the foregoing proposals, offers or expressions of interest being referred to herein as an “Acquisition Proposal”), or (ii) participate in any negotiations or discussions regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal.

Section 7.3    Public Announcements.

(a)    No Recording. This Agreement (or a memorandum thereof) shall not be recorded by Purchaser in any real property records. In the event that this Agreement (or a memorandum thereof) is so recorded by Purchaser, Seller may, at its option, terminate this Agreement.

(b)    Certain Disclosures. Notwithstanding anything to the contrary set forth in Section 12.7 or the Confidentiality Agreement, except as required by applicable Law (including rules and regulations promulgated by the SEC) or stock exchange rules, (i) any press release or public announcement by Purchaser regarding the transactions contemplated by this Agreement shall only be made simultaneously with or after a press release or public announcement by Seller on or after the date of this Agreement regarding the transactions contemplated by this Agreement, and (ii) Seller and Purchaser shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, stock exchange rules or rules and regulations promulgated by the SEC may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties. Notwithstanding the foregoing, any Party may make any filing required by any rule or regulation promulgated by the SEC or any stock exchange without consultation with the other Party.

Section 7.4    Dispute Resolution.

(a)    Initial Discussions. In the event that a Party gives notice of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Property, other than those disputes, claims, questions, disagreements or controversies for which dispute resolution procedures are set forth in Section 1.6 (a “Dispute”), representatives of the Parties shall use their reasonable commercial efforts to settle the Dispute. To this effect, such representatives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties. If the representatives are unable to resolve any Dispute within thirty (30) days after the date of a written notice from either Party requesting that such consultation and negotiation be initiated as to such Dispute, any Party may, by giving notice to the other Party, refer the Dispute to a senior executive officer of each Party or an Affiliate (each, a “Party Executive”) for resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the Dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. If the Party Executives are unable to resolve the Dispute within thirty (30) days after submission to them, the Party Executives shall in good faith discuss the desirability of submitting the Dispute to voluntary non-binding mediation or binding arbitration before a single mediator or arbitrator who has at least ten (10) years relevant industry experience in the matter that is the subject of the Dispute. The Party Executives will cooperate with one another in selecting a single mediator or arbitrator and in promptly scheduling the mediation or arbitration proceedings. If the Party Executives cannot unanimously agree to submit the Dispute to non-binding voluntary mediation or binding arbitration within sixty (60) days after the Dispute was first submitted to them, or upon the failure of any agreed-upon mediation to resolve the Dispute, the Parties may pursue such rights and remedies as are available under this Agreement or otherwise.

(b)    Evidentiary Status. All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement or any mediation process by either Seller or Purchaser, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non‑discoverable as a result of its disclosure during settlement or mediation efforts.

(c)    Forbearance. During the pendency of the settlement or any mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller, on the one hand, or Purchaser, on the other hand, shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller’s or Purchaser’s obligations, as the case may be, under this Agreement or any Ancillary Agreement contemplated herein. If any agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.

(d)    Litigation. Either Seller or Purchaser may initiate litigation with respect to any Dispute submitted to the Party Executives at any time following 60 days after the initial meeting between the Party Executives session or 90 days after the date of sending the written request for resolution by the Party Executives, whichever occurs first.

(e)    Enforcement. The provisions of this Section 7.4 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

Section 7.5    Required Consents. Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Purchaser agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract, Timberland Lease, Timber Deed or Real Property Lease in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Purchaser shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Assumed Contract, Timber Lease, Timber Deed or Real Property Lease may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide Purchaser with the same benefits (and Purchaser shall be responsible for all corresponding obligations) arising under such Assumed Contract, Timberland Lease, Timber Deed or Real Property Lease, including performance by Seller (or Purchaser if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Purchaser (or Seller, if applicable) shall provide Seller (or Purchaser, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Purchaser, if applicable) to perform its obligations under such Assumed Contracts, Timberland Leases, Timber Deeds or Real Property Leases and Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

Section 7.6    Supply Agreements. The Parties acknowledge that, as of the date of this Agreement, the Timberlands are subject to certain Supply, Support and Stumpage Agreements as set forth on Schedule 7.6 attached hereto and hereby made a part hereof (collectively, the “Existing Supply Agreements”) with International Paper Company and West Fraser, Inc. (collectively, “Mill Owners”), which Existing Supply Agreements require that Seller make available certain annual amounts of pulpwood or sawtimber (logs) to its Affiliate, Red Mountain Harvesting LLC, for delivery to the Mill Owners (the “Volume Requirements”). Prior to Closing, Seller shall use its commercially reasonable efforts to (a) cause the Existing Supply Agreements to be terminated or amended as of the Effective Time, such that the Timberlands conveyed to Purchaser shall no longer be subject to such Existing Supply Agreements; (b) obtain the Mill Owners’ agreement and consent to the allocation of the Volume Requirements, and certain other allocations to be made in connection with the termination of or amendment to the Existing Supply Agreements and as more particularly described on Exhibit H (the “Volume Allocations”), between the Existing Supply Agreements and the New Supply Agreements (as hereinafter defined); (c) obtain each Mill Owner’s consent to the transfer of the Timberlands to Purchaser; and (d) facilitate and cooperate, as necessary, in the execution and delivery of new Supply, Support and Stumpage Agreements (the “New Supply Agreements”) between each Mill Owner, Purchaser and Purchaser’s Affiliates, which New Supply Agreements shall be in substantially the same form as the Existing Supply Agreements, but reflecting the Volume Allocations as provided in said Exhibit H. In furtherance of the foregoing, each of Seller and Purchaser agrees that it will execute and deliver or cause to be executed and delivered at Closing all such documents and instruments as shall be reasonably required to accomplish the requirements of this Section 7.6. In the event that the Mill Owners will not cooperate in entering into the New Supply Agreements, Seller and Purchaser shall enter into such agreements (“Timber Supply Documents”) as are necessary to put the Parties in essentially the same position as though the New Supply Agreements had been executed, and Seller shall obtain the consent of each of the Mill Owners to the Timber Supply Documents. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the Volume Allocations shall be reduced on a pro rata basis to the extent that any portion of the Timberlands is excluded from the conveyance of the Property to Purchaser pursuant to the terms of this Agreement (and are not replaced with Additional Timberlands).

Section 7.7    Regulatory Act Compliance. Purchaser and Seller shall discuss with each other whether any notification or similar filing is required to be filed with respect to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and if they determine that filings are required, will use commercially reasonable efforts to make the filings within thirty (30) days after the date of this Agreement, and the Purchaser shall pay 100% of all filing and similar fees payable in connection therewith. With respect to filings under the HSR Act, each of the parties hereto shall seek early termination of the waiting period under the HSR Act. Purchaser and Seller shall use their respective reasonable best efforts to respond to any request for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Purchaser and Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority, and each of Purchaser and Seller shall have the right to have a representative present at any such meeting. Seller shall actively investigate its records and applicable exemptions and provide Purchaser with all commercially reasonable arguments that an exemption from filing exists under the HSR Act due to the historical income production from the Timberlands, including delivery to Purchaser of such information, certificates, affidavits and indemnities that Purchaser may require to support such exemption.

Section 7.8    Plum Creek Timber Deeds. The Parties acknowledge that, as of the date of this Agreement, the timber on a portion of the Timberlands located in Attala, Leake, Madison, Rankin and Scott Counties, Mississippi has been conveyed to Plum Creek pursuant to certain Plum Creek Timber Deeds listed on Schedule 7.8 attached hereto and hereby made a part hereof (said conveyed timber, the “Plum Creek Timber”). The Plum Creek Timber Deeds require Plum Creek to meet certain minimum harvest thresholds and give Plum Creek certain extension rights with respect to a maximum number of acres of the Plum Creek Aggregate Timber. Prior to Closing, Seller shall use its commercially reasonable efforts to (a) cause the Plum Creek Timber Deeds to be terminated or amended as of the Effective Time, such that the Plum Creek Timber located on the Timberlands conveyed to Purchaser shall no longer be subject to such Plum Creek Timber Deeds; and (b) execute and deliver, and cause to be executed and delivered, new Plum Creek Timber Deeds with respect to the Plum Creek Timber (the “New Plum Creek Timber Deeds”). The New Plum Creek Timber Deeds shall be in a form reasonably acceptable to Purchaser and shall allocate to Purchaser its allocable portion of the benefits under the Plum Creek Timber Deeds, including the rights to receive payments for extension rights exercised thereunder. In the event that the Seller is unable to cause Plum Creek to enter into the New Plum Creek Timber Deeds, the Parties shall enter into such agreements as are necessary to put the parties in essentially the same position as though the New Plum Creek Timber Deeds had been executed.

Section 7.9    Other Timber Deeds. The Parties acknowledge that, as of the date of this Agreement, certain timber and trees on portions of the Property have been conveyed to third parties pursuant to those certain Timber Deeds listed on Schedule 7.9 attached hereto and hereby made a part hereof. At Closing, Seller shall use its commercially reasonable efforts to cause each Timber Deed Holder to execute in favor of Purchaser an agreement (a) containing an estoppel with respect to the applicable Timber Deed; (b) releasing Purchaser and the Property from any and all liabilities and obligations under such Timber Deed (including, but not limited to, any substitution obligations), other than (i) the liability and obligation of allowing the Timber Deed Holder to enter onto the Property, via roads now or hereafter located on the Property, for the purposes of harvesting, cutting and removing the

“Timber” (as defined in such Timber Deed) located on the Property, pursuant to the terms and conditions of the Timber Deed, and (ii) the obligation of paying ad valorem property taxes attributable to the Property; and (c) consenting to the assignment by Seller to Purchaser of the Timber Deed, to the extent applicable to the Property, and the assumption by Purchaser of the rights, liabilities and obligations thereunder, as modified by the aforesaid agreement, but only to the extent applicable to the Property and only to the extent arising or accruing from and after the effective date of the Assignment and Assumption of Timber Deeds between Seller and Purchaser. The agreement shall be in recordable form and shall otherwise be in form and content reasonably satisfactory to Seller and Purchaser and shall be referred to herein as the “Timber Deed Holder Partial Release and Consent”.

In the event a Timber Deed Holder refuses to execute a Timber Deed Holder Partial Release and Consent in form and content reasonably satisfactory to Purchaser, then, at Closing, Seller shall execute and deliver to Purchaser an indemnity agreement whereby Seller agrees to indemnify, defend and hold Purchaser and its successors, assigns, and successors-in-title harmless from all claims, liabilities, obligations, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees) that arise out of or relate to the enforcement, or attempted enforcement, of any substitution obligation contained in any such Timber Deed (the “Substitution Obligations Indemnity”). The Substitutions Obligation Indemnity shall otherwise be in form and content reasonably acceptable to Seller and Purchaser. The provisions of Article X of this Agreement shall not apply to the Substitution Obligations Indemnity.
Section 7.10    Seedling Obligation. The Parties acknowledge that after Closing Purchaser shall be obligated to purchase seedlings from ArborGen, Inc., or an affiliate, (“ArborGen”) for the 2015 planting season as set forth on Exhibit V attached hereto and hereby made a part hereof.  The requirement for Purchaser to purchase such seedlings is referred to herein as the “2015 Seedling Obligation”.  Purchaser’s assumption of the 2015 Seedling Obligation shall be documented in the form of a purchase agreement between Purchaser and ArborGen (the “Seedling Contract”) entered into no later than the Closing Date in a form to be negotiated between Purchaser and ArborGen no earlier than November 3, 2015.  Purchaser shall not be obligated to share the Seedling Contract with Seller, but Seller shall have the right to seek reasonable confirmation from ArborGen that Purchaser has assumed the 2015 Seedling Obligation as of the Closing Date to ArborGen’s reasonable satisfaction.

ARTICLE VIII
ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS

Section 8.1    Right of Entry.

(a)    General; Certain Limitations. Upon reasonable prior written notice to Seller, but in no event less than two (2) days’ (and at least one (1) Business Day’s) prior notice, and receipt of written authorization from Seller (which shall not be unreasonably withheld, delayed or conditioned), prior to the Closing Date or termination of this Agreement in accordance with Article XI, Purchaser, through its authorized agents or representatives, may (i) enter upon the Timberlands at all reasonable times for the purposes of making inspections and other studies; provided, however, that neither Purchaser nor its agents or representatives shall (A) enter upon the Timberlands for the purpose of preparing phase II environmental assessment reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, (B) prepare or instruct its agents or representatives to prepare phase II environmental assessment reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, or (C) contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Timberlands, in each case without Seller’s prior written consent thereto (which shall not be unreasonably withheld, conditioned or delayed), and (ii) interview employees of Seller, in the presence, and under the supervision, of appropriate officers of Seller, for transition planning purposes and in connection with Purchaser’s environmental investigations. Upon the completion of such inspections and studies described in clause (i) of this Section 8.1(a), Purchaser, at its expense, shall repair any physical damage caused to the Property and remove all debris resulting from and all other material placed on the Timberlands in connection with Purchaser’s inspections and studies.

(b)    Disclosure of Results. At Seller’s request, Purchaser shall disclose the results of such inspections and studies, and shall deliver copies of all such reports and test results, to Seller. The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands) shall be treated as strictly confidential by Purchaser and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, insurers, accountants investors and lenders of Purchaser for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands is required by applicable Law or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 8.1(b). Purchaser shall cooperate with Seller, at Seller’s sole cost and expense, to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 8.1(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.

(c)    Insurance. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Timberlands shall maintain general liability insurance, naming Seller as an additional insured, in an amount not less than $2,000,000.00 and, prior to any such entry upon the Timberlands, shall provide Seller with written evidence of such insurance.

Section 8.2    Permits and Licenses. Purchaser shall be solely responsible for obtaining all permits and licenses, if any, required by Purchaser to carry on its intended operations on the Timberlands.

Section 8.3    Estoppel Certificates. Seller shall exercise commercially reasonable efforts to obtain an estoppel certificate from the lessor under each of the Timberland Leases substantially in the form of Exhibit M attached hereto (the “Estoppel Certificates”) confirming, at a minimum (1) that such agreement is in full force and effect; (2) that there are no defaults thereunder by any party thereto; and (3) the identity of the Persons (and their addresses) to whom payments are to be made thereunder.

Section 8.4    Certain Easements.

(a)    Easement Title. To the extent affirmative action is necessary for Seller to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in Seller, Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the Reserved Easements as are reasonably requested by Seller.

(b)    Post-Closing Reserved Easements. For a period of one (1) year following the Closing Date, in the event that Seller identifies any portion of the Timberlands that should have been identified as a Reserved Easement (based on the definition thereof), but was not disclosed to Purchaser prior to the Closing (a “Post-Closing Reserved Easement”), so long as such Post-Closing Reserved Easement relates to a use or access right that existed as of the Effective Time (taking into account the change of ownership of Seller’s various properties and assets), is consistent with the purposes of the Reserved Easement and does not have a material adverse effect on the use and enjoyment by Purchaser of the Timberlands for growing and harvesting timber, Purchaser and its Affiliates shall cooperate with Seller, at Seller’s sole cost and expense, in any commercially reasonable effort that may be necessary for Seller or any Person who may acquire facilities not included in the Property from Seller to acquire easement ownership in any Post-Closing Reserved Easement or to establish or confirm easement title to the Post-Closing Reserved Easements in Seller or such Person, including executing all documents pertaining to the Post-Closing Reserved Easements as are reasonably requested by Seller or any such Person.

(c)    Appurtenant Easements. Prior to the Closing Date, Purchaser and Seller shall cooperate in determining any Appurtenant Easements that may be necessary or convenient for Purchaser’s ownership of and access to the Timberlands, all of which Appurtenant Easements identified prior to Closing shall be included in the Conveyance Instruments granted to Purchaser. Further for a period of one (1) year following the Closing Date, in the event that Purchaser identifies any property owned by Seller or its Affiliates in the vicinity of any Timberlands that is required for one or more Appurtenant Easements to access the Timberlands (“Post-Closing Appurtenant Easement”), Seller shall grant (or shall cause its Affiliates to grant) such Appurtenant Easements to Purchaser to the extent Seller or an Affiliate of Seller owns the land over which the Appurtenant Easement is requested, all at no additional cost to Purchaser; provided, however, such no Appurtenant Easement shall have a material adverse effect on the use and enjoyment of the burdened property by Seller or its Affiliates. Seller and its Affiliates shall cooperate with Purchaser, at Purchaser’s sole cost and expense (but without payment of any fee for the granting of such Appurtenant Easement), in any commercially reasonable effort that may be necessary for Purchaser or any Person who may acquire facilities not included in the Property from Purchaser to acquire easement ownership in any Post-Closing Appurtenant Easement or to establish or confirm easement title to the Post-Closing Appurtenant Easements in Purchaser or such Person, including executing all documents pertaining to the Post-Closing Appurtenant Easements as are reasonably requested by Purchaser or any such Person.

(d)    No Interference. None of Purchaser or any of its Affiliates shall interfere with or oppose the Reserved Easements or any Post-Closing Reserved Easements. Neither Seller nor any of its Affiliates shall interfere with or oppose the Appurtenant Easements or any Post-Closing Appurtenant Easements.

(e)    Cooperation. Seller and Purchaser shall cooperate with each other in good faith to identity and grant the easements referred to in this Article VIII.

Section 8.5    Title Insurance Matters.

(a)    Title Commitments and Policies. Seller shall request and use commercially reasonable efforts to cause the Title Company to issue title commitments for the issuance of one or more Title Policies on the Timberlands (individually, a “Title Commitment” and collectively, the “Title Commitments”). At the Closing, Purchaser shall purchase from the Title Company an aggregate amount of title insurance on the Timberlands in an amount not to exceed the Purchase Price (allocated by county and/or state, as applicable) and allocated to the Property using the standard 2006 ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdictions in which the Timberlands are located), which title insurance policies shall insure that, as of the Closing Date, Purchaser holds fee simple title to the Owned Timberlands and leasehold title to the Leased Timberlands, in each case subject only to the Permitted Exceptions (the “Title Policies”). Seller and its Affiliates shall cooperate, at no cost to Seller or its Affiliates, with Purchaser in its efforts to purchase Title Policies containing the following endorsements (each of which shall be in a form reasonably acceptable to Purchaser): (i) a “same as map” endorsement, insuring that the land described in the legal descriptions of the Timberlands contained in the Title Policies is the same land as shown on the Maps describing the Timberlands; and (ii) so called gap coverage, including providing such affidavits and indemnities as may be reasonably requested by the Title Company. In addition, Seller and its Affiliates shall cooperate, at no cost or additional liability to Seller, with Purchaser in its efforts to purchase title insurance covering portions of the Timberlands where Seller has historically enjoyed access and where Seller has written permission to access portions of the Timberlands, including by providing such affidavits as may be reasonably requested by the Title Company. Seller shall provide Purchaser with any information in Seller’s possession or control regarding historical, verbal and/or written access rights to the Timberlands which Seller enjoys as of the date of this Agreement and as of the Closing Date.

(b)    No Surveys. Seller shall not provide any survey of the Timberlands to Purchaser. Purchaser agrees that the obtaining of any survey of the Timberlands or any portion thereof shall not be a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and that any survey obtained by Purchaser shall be at its sole cost and expense.

(c)    Title Expenses. Seller shall be responsible for the costs associated with the title examinations and the issuance of the Completed Title Commitments and for the costs associated with the bring down title examination that will be performed in connection with the issuance of the Title Policies and that are separately stated from the premiums for the Title Policies. Purchaser shall be responsible for the premiums payable in connection with the issuance of the Title Policies.

Section 8.6    Anti-Solicitation. Except as otherwise expressly set forth herein, the provisions of the Confidentiality Agreement governing solicitation for employment, inducing or attempting to induce to leave the employ of Seller or any Affiliate of Seller, and employing or hiring certain employees of Seller, shall remain in effect until the termination of such provisions in accordance with their terms under the Confidentiality Agreement.

ARTICLE IX
CONDITIONS PRECEDENT

Section 9.1    Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a)    Waiting Periods. All waiting periods (and any extension thereof) under Regulatory Law applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.

(b)    No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.

(c)    No Investigation. No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)    Casualty Losses Limit. The aggregate fair market value of the lost and damaged timber from all Casualty Losses shall not exceed NINETEEN MILLION TWO HUNDRED THOUSAND and No/100 Dollars ($19,200,000.00) (e.g. five percent (5%) of the Purchase Price).

(e)    Title Insurance. The Title Company, or another national title company, shall issue the Title Policies to Purchaser at the Effective Time insuring title to the Timberlands subject only to the Permitted Exceptions, in the form of “marked binders” of all of the Completed Title Commitments conditioned only upon payment of the title policy premium.

Section 9.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a)    Consents. All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Seller shall have been filed, made, given or obtained and copies thereof shall have been delivered to Purchaser; provided, however, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.2(a) if Purchaser fails to satisfy its obligations under Section 7.1(c), or Seller fails to obtain the consents contemplated in Sections 7.8 or 7.9.

(b)    Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.

(c)    Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(d)    Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 2.2(a).

Section 9.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(a)    Consents. The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Purchaser shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller; provided, however, that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.3(a) if Seller fails to satisfy its obligations under Section 7.1(c), or Seller fails to obtain the consents contemplated in Sections 7.8 or 7.9.

(b)    Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under or consummate the transactions contemplated by this Agreement.

(c)    Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d)    Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(b).

ARTICLE X
SURVIVAL; INDEMNIFICATION

Section 10.1    Survival. Except as otherwise set forth in this Article X, (i) all representations and warranties made in this Agreement and (ii) all agreements or covenants made in this Agreement and to be performed prior to or at Closing shall survive for a period of eighteen (18) months after the Closing Date (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 11.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. After the Indemnity Period or, except as provided in Section 11.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 10.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.

Section 10.2    Seller’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Seller in this Agreement that requires performance or compliance on or prior to the Closing; (ii) a breach of any other agreement or covenant contained in this Agreement by Seller; or (iii) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement.

Section 10.3    Purchaser’s Obligation to Indemnify for Covenant Breach. Subject to the terms and conditions set forth herein, from and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss asserted against or incurred by any Seller Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Purchaser contained herein that contemplates performance or compliance on or prior to the Closing Date; (ii) a breach of any other agreement or covenant of Purchaser, to the extent such agreement or covenant is required by this Agreement to be performed or complied with after the Closing; (iii) any physical damage to the Timberlands caused by the entry upon the Timberlands prior to the Closing by Purchaser or any employee, contractor, representative or agent of Purchaser; or (iv) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with the transactions contemplated by this Agreement.

Section 10.4    Indemnification for Breaches of Representations and Warranties.

(a)    Obligation to Indemnify. If the Closing occurs, then in addition to the indemnification obligations in Sections 10.2 and 10.3, each of Seller and Purchaser shall indemnify, defend and hold the Purchaser Indemnitees, in the case of Seller, and the Seller Indemnitees, in the case of Purchaser, harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by the Indemnifying Party in this Agreement either (i) as made as of the date of this Agreement or (ii) if the Closing occurs, as hereby expressly re-made as of the Closing; provided, however, that as to the representations and warranties as deemed re-made as of the Closing, the determination of whether such a breach has occurred will disregard failure of this Agreement to list Contracts or other similar obligations incurred by Seller in the ordinary course of business after the date of this Agreement and not in violation of Section 7.2(a).

(b)    Certain Limitations. Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 10.4(a) above:

(i)    Time Limitations. Seller shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period.

(ii)    Basket. No indemnification shall be made by either Seller or Purchaser with respect to any claim made pursuant to Section 10.4(a) unless (A) the amount of such claim exceeds $100,000 (the “Minimum Claim Amount”), and (B) the aggregate amount of Losses incurred or suffered by all Purchaser Indemnitees or all Seller Indemnitees, as the case may be, under all claims in excess of the Minimum Claim Amount made pursuant to Section 10.4(a) exceeds Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Basket Amount”) and, in such event, indemnification shall be made by the Indemnifying Party only to the extent the Losses exceed, in the aggregate, the Basket Amount.

(iii)    Knowledge. If on or prior to the Closing, Purchaser or Seller knows of any information that would cause one or more of the representations and warranties made by Seller or Purchaser, respectively, to be inaccurate as of the date made or as of the Closing Date, the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

Section 10.5    Procedures for Claims and Satisfaction. All claims for indemnification under this Article X shall be resolved in accordance with the following procedures:

(a)    Notice of Claim. Notice must be given of facts that are the basis of an indemnification claim under this Article X by the Indemnified Party to the Indemnifying Party. In the case of claims pursuant to Section 10.4(a), that notice must be given before the expiration of the Indemnity Period as specified in Section 10.4(b)(i). Any written notice delivered by an Indemnified Party to the Indemnifying Party with respect to a Loss shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(b)    Defense of Third Party Claims.

(i)    Generally. If a claim or demand for indemnification is based upon an asserted liability or obligation to a Person not a Party (other than Purchaser), a successor or assign of a Party nor a Purchaser Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under Section 10.5(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by it and will give written notice (the “Notice of Defense”) to the Indemnified Party within thirty (30) days after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)    Control of Defense. Notwithstanding anything to the contrary in this Section 10.5: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (B) the Indemnified Party will be entitled to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party’s lawyers before the date of such assumption of the defense), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (3) criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.

(c)    General Limitations. Each of the indemnification obligations of Seller and Purchaser under this Article X, including the indemnification obligation pursuant to Section 10.4(a), is subject to the following limitations:

(i)    Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article X shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other Person alleged to have responsibility. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.

(ii)    Cap. In no event shall either Seller’s or Purchaser’s aggregate obligation to indemnify the Purchaser Indemnitees, in the case of Seller, or the Seller Indemnitees, in the case of Purchaser, pursuant to this Article X exceed NINETEEN MILLION TWO HUNDRED THOUSAND and No/100 Dollars ($19,200,000.00) (e.g. five percent (5%) of the Purchase Price).

(d)    Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 10.5(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss and the provision of this Agreement upon which the claim for indemnification for such Loss is based (which notice will be in addition to the notice required under Section 10.5(a), but the notices under this Section 10.5(d) and under Section 10.5(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within 30 days after receipt of notice of the claim of Loss against it pursuant to this Section 10.5(d), give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss will be satisfied within three (3) Business Days as provided in Section 10.5(e). If the Indemnifying Party timely gives counternotice of a dispute, the Indemnified Party and the Indemnifying Party shall endeavor to resolve such dispute in accordance with Section 7.4.

(e)    Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this Section 10.5, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check.

Section 10.6    Certain Rules.

(a)    Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article X shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes. There shall be no indemnification under any provision of this Article X for a breach of any representation, warranty, agreement or covenant to the extent an adjustment to the Purchase Price has been made pursuant to Section 1.6 with respect to such breach.

(b)    Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 10.5(b), related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive, incidental, indirect, special or consequential damages; provided, however, that in the case of a Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Purchaser Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim.

(c)    No Limitation. No limitation on indemnification contained in this Article X shall apply to any Loss resulting from or involving any intentional and knowing breach of a representation and warranty set forth in this Agreement on the part of the Indemnifying Party (or any Affiliate) and no basket or cap shall be applicable in any such instance.

Section 10.7    Exclusive Remedy. Each of the Parties agrees that, except as may be otherwise contemplated herein, if the Closing occurs, the indemnification provided in this Article X is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article X.

ARTICLE XI
TERMINATION AND ABANDONMENT

Section 11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Seller and Purchaser;

(b)    by either Seller or Purchaser, if the Closing has not occurred on or prior to January 31, 2015; provided, however, that such termination date may be extended one time at the option of Seller or Purchaser, in its sole discretion, for up to thirty (30) days each (such date, including any such permitted extensions thereof, the “Termination Date”); provided, further, that the right to terminate the Agreement pursuant to this Section 11.1(b) shall not be available to Seller or Purchaser if it fails to perform any of its obligations under this Agreement, which failure primarily contributes to the failure of the Closing to have occurred by such time;

(c)    by Seller if Purchaser does not timely deliver the Deposit pursuant to Section 1.4 or if Purchaser breaches Section 7.3(a);

(d)    by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.3 and, in any such case, such breach or violation shall be incapable of being cured by the Termination

Date, or Purchaser shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Seller to Purchaser of such violation or breach; and

(e)    by Purchaser upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Purchaser to Seller of such violation or breach.

Section 11.2    Effect of Termination. Subject to the following provisions of this Section 11.2, upon any termination of this Agreement as provided in Section 11.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.3, Section 8.1, this Section 11.2 and Article XII; provided, however, that in no case shall any Party be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement (including any failure to consummate the transactions contemplated by this Agreement unless an express condition to such Party’s obligation to consummate such transactions has not been satisfied). Purchaser acknowledges that Seller has informed Purchaser that the damages to Seller of Purchaser’s failure to consummate the transactions contemplated by this Agreement are incapable of accurate estimation. Accordingly, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d), then Title Company shall promptly, but in no event later than one Business Day after the effective date of any such termination, deliver to Seller the Deposit, which shall be payable in immediately available funds, not as a penalty but as full and complete liquidated damages; provided, however, that the Deposit will not be payable to Seller pursuant to this Section 11.2 if Purchaser is then entitled to terminate this Agreement pursuant to Section 11.1(e) or Section 11.1(f). Purchaser agrees that the amount of the Deposit is a reasonable forecast of just compensation for the harm to Seller that would result from a termination of this Agreement pursuant to Section 11.1(c) or Section 11.1(d). Notwithstanding the foregoing, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) because Purchaser has failed to timely deliver the Deposit, Seller shall have the right to pursue against Purchaser all remedies available at law or in equity. Other than as provided in the immediately preceding sentence, Seller agrees that disbursement of the Deposit to Seller as liquidated damages shall be Seller’s sole and exclusive remedy for Purchaser’s breach of this Agreement. In the event of any termination of this Agreement pursuant to Section 11.1(a), (b), (e) or (f), the Deposit will be returned to Purchaser.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1    Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:

If to Seller, to:

Resource Management Service, LLC
31 Inverness Center Parkway, Suite 360
Birmingham, AL 35242
Attn: Ed Sweeten
Facsimile: (205) 991-2807

with a copy to:

Sutherland Asbill & Brennan LLP
999 Peachtree Street, Suite 2300
Atlanta, Georgia 30309
Attention: Victor Haley, Esq.
Facsimile: 404.853.8806

If to Purchaser:

Bill DeReu
Vice President-Real Estate
Potlatch Corporation
601 West First Ave, Suite 1600
Spokane, WA 99201
Facsimile: (509) 343-2809

with a copy to:

Lorrie D. Scott
Vice President, General Counsel & Corporate Secretary
Potlatch Corporation
601 West First Ave, Suite 1600
Spokane, WA 99201
Facsimile: (509) 343-2809

and to:

Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attention: Mark G. Pottorff
Facsimile: (404) 685-6897

Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, or if by facsimile transmission, on the date of confirmation of receipt (including electronic confirmation). Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 12.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 12.1.
Section 12.2    Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Georgia for observance thereof.

Section 12.3    Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.

Section 12.4    Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller, and (ii) by Seller without the prior written consent of Purchaser; provided, however, that Purchaser may, by written notice to Seller, assign all or any portion of its rights and obligations under this Agreement to any Affiliate thereof provided such assignment must be at no cost or expense to Seller and must not delay the date of Closing. Any attempt to assign this Agreement without the prior written consent required by this Section 12.4 shall be void. Notwithstanding the foregoing, Purchaser shall have the right to cause the Closing to occur as part of a “like-kind” exchange pursuant to the provisions of Section 1031 of the

Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller shall cooperate with Purchaser in effecting a qualifying like-kind exchange and to execute such documents as are reasonably necessary to effect such like-kind exchange, provided that such exchange must occur using a qualified intermediary, must not require either party to take title to any property other than the Property, must be at no cost or expense to Seller, and must not delay the date of Closing. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.

Section 12.6    Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 12.7    Confidentiality. Except as otherwise provided or permitted in Section 7.3, each Party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement.

Section 12.8    No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Purchaser Indemnitees and the Seller Indemnitees (with respect to Article X), any right, remedy or other benefit under or by reason of this Agreement.

Section 12.9    Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10 Governing Law.

(a)    This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of GEORGIA, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each of the Parties hereby (i) irrevocably submits to the jurisdiction of the courts of the State of GEORGIA (INCLUDING, WITHOUT LIMITATION, THE BUSINESS COURT OF THE FULTON COUNTY SUPERIOR COURT) and the Federal courts of the United States of America in AND FOR FULTON COUNTY, GEORGIA for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (II) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (III) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a GEORGIA statE COURT OR federal court in and for fulton COUNTY, GEORGIA. Each of the Parties hereby consents to and grants any such court jurisdiction over the person of such Party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof on such Party.

(b)    EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

Section 12.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.

Section 12.12 Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” or “Exhibit” refers to such item of or attached to this Agreement.

Section 12.13 Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.

Section 12.14 Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses actually incurred by the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party.

Section 12.15 Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 12.16 Reserved

Section 12.17 Recitals and Exhibits. The recitals set forth above and Exhibits attached hereto are incorporated herein as matters of contract.

ARTICLE XIII
DEFINITIONS

The terms set forth below when used in this Agreement shall have the following meanings:
“2015 Seedling Obligation” has the meaning specified in Section 7.10

“Accepted Title Objection” has the meaning specified in Section 1.6(a)(ii)(A).

“Additional Timberlands” has the meaning specified in Section 1.7(a).

“Adverse Environmental Condition” means, with respect to the Timberlands, the existence of an Environmental Matter.
“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
“Agreement” has the meaning specified in the Preamble.
“Ancillary Agreements” has the meaning specified in Section 4.1.
“Apportionments” has the meaning specified in Section 1.8.
“Appurtenant Easements” shall mean such access easements across property owned by Seller or its Affiliates as may be reasonably necessary to allow Purchaser and its Affiliates, successors and assigns to use any portion of the Timberlands for commercial forestry, including the growing and harvesting of timber.
“Assignment and Assumption of Real Property Leases” has the meaning specified in Section 2.2(a)(iii).
“Assignment and Assumption of Timber Deeds” has the meaning specified in Section 2.2(a)(viii).
“Assignment and Assumption of Timberland Leases” has the meaning specified in Section 2.2(a)(v).
“Assumed Condemnations” has the meaning specified in Section 1.2(e).
“Assumed Contracts” has the meaning specified in Section 1.2(c).

“Assumed Liabilities” has the meaning specified in Section 1.3.
“Basket Amount” has the meaning specified in Section 10.4(b)(ii).
“Casualty Loss” means any physical damage to or loss of the timber on any portion of the Timberlands (except any timber which Seller has the right to remove pursuant to the Ongoing Harvest Operations) by fire, earthquake, flood, windstorm, hail, infestation, disease, unauthorized harvest or other calamity. A Casualty Loss shall refer only to a single incident of casualty (e.g. a single fire, windstorm or hurricane) and separate incidents of casualty shall not be aggregated for the purpose of determining the number of acres affected by such casualty.
“Casualty Loss Basket” has the meaning specified in Section 1.6(b)(ii).
“Claims” means, with respect to the Property, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.
“Closing” has the meaning specified in Section 2.1.
“Closing Date” has the meaning specified in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
“Completed Title Commitment” means a Title Commitment together with a copy of each recorded documentary exception referenced therein (except to the extent such exception is not available in the applicable public records and is not otherwise in Seller’s control) and each recorded plat and deed referenced in the legal descriptions contained therein (except to the extent such exception is not available in the applicable public records and is not otherwise in Seller’s control).
“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.
“Confidentiality Agreement” means the confidentiality agreement dated June 9, 2014 between Seller and Potlatch Corporation.
“Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.
“Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Purchaser fee simple title to the Owned

Timberlands, with covenants of limited or statutory warranty as to title subject to the Permitted Exceptions.
“Deeds” has the meaning specified in Section 2.2(a)(iv).
“Deposit” has the meaning specified in Section 1.4.
“Dispute” has the meaning specified in Section 7.4(a).
“Effective Time” has the meaning specified in Section 2.1.
“Endangered Species” shall mean any species which is listed, designated or otherwise considered “endangered” or “threatened” by (a) the Endangered Species Act of 1973 (16 U.S.C. Sec. 1531 et seq.), as amended, or (b) any applicable state statute or rules and the regulations promulgated thereunder.
“Environmental Carveout” has the meaning specified in Section 1.6(c)(ii).
“Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment, or to Endangered Species, including but not limited to Laws relating to wetlands protection, the federal Endangered Species Act, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“Environmental Matters” means any violation of any applicable Environmental Law by Seller at or on the Timberlands existing as of the date hereof and as of the Closing Date, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by Seller at the Timberlands.
“Environmental Review Period” has the meaning specified in Section 1.6(c)(i).
“Estoppel Certificates” has the meaning specified in Section 8.3.
“Forestry Consultant” means any forestry consultant independent of the Parties appointed by Seller and reasonably satisfactory to Purchaser to act as a consultant and/or arbitrator under the provisions of Section 1.6.
“General Assignment and Assumption” has the meaning specified in Section 2.2(a)(ii).

“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
“Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any Environmental Law including regulations promulgated thereunder as amended from time to time prior to the Closing Date, including but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Timberlands are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).
“Indemnified Party” has the meaning specified in Section 10.4(b)(i).
“Indemnifying Party” has the meaning specified in Section 10.4(b)(i).
“Indemnity Period” has the meaning specified in Section 10.1.
“Inventory Date” means August 22, 2014.
“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.
“Leased Timberlands” has the meaning specified in Section 1.2(b).
“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any of the Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.
“Loss” has the meaning specified in Section 10.6(b).
“Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Property taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in the economic conditions in the timber industry, the forest products industry and the pulp and paper industry, (ii) any change in economic conditions in the United States, (iii) the effects of changes in Law or interpretations thereof applicable to Seller or Purchaser, or (iv) the effects resulting from actions to be taken pursuant to this Agreement or any Ancillary Agreement or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.
“Merchantable Timber Category” means a category of merchantable timber identified by type as described in Exhibit G.

“Memorandum Assignment and Assumption of Timberland Leases” has the meaning specified in Section 2.2(a)(v).

“Mill Owners” has the meaning specified in Section 7.6.

“Minimum Claim Amount” has the meaning specified in Section 10.4(b)(ii).
“Monetary Liens” has the meaning specified in Section 1.6(a)(i).

“New Supply Agreements” has the meaning specified in Section 7.6.

“Notice of Defense” has the meaning specified in Section 10.5(b)(i).
“Ongoing Harvest Operations” has the meaning specified in Section 1.9.
“Owned Timberlands” has the meaning specified in Section 1.2(a).
“Parties” means Seller and Purchaser, collectively. “Party” means Seller or Purchaser, individually.
“Party Executive” has the meaning specified in Section 7.4(a).
“Permitted Exceptions” has the meaning specified in Section 1.5.

“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Phase I Report” has the meaning specified in Section 1.6(c)(i).
“Plum Creek” means Plum Creek Timberlands, L.P., Plum Creek Southern Timber, L.L.C., and Plum Creek South Central Timberlands, L.L.C., each a Delaware limited liability company, together with their successors and assigns.
“Plum Creek Aggregate Timber” means the timber conveyed by the Plum Creek Timber Deeds.
“Plum Creek Timber” has the meaning specified in Section 7.8.
“Plum Creek Timber Deeds” means (i) those certain timber deeds dated as of January 27, 2012, between Red Mountain TimberCo III LLC, a Delaware limited liability company and Plum Creek Timberlands, L.P., conveying certain timber located in Clark, Dallas, Grant, Hot Spring, and Saline Counties, Arkansas, (ii) those certain timber deeds dated as of January 27, 2012, between Red Mountain TimberCo III LLC, a Delaware limited liability company and Plum Creek Southern Timber, L.L.C., conveying certain timber located in Caldwell, Catahoula, and LaSalle Parishes, Louisiana, (iii) those certain timber deeds dated as of January 27, 2012 between Red Mountain TimberCo IV LLC, a Delaware limited liability company and Plum Creek South Central Timberlands, L.L.C. conveying certain timber located in Attala, Clairborne, Copiah, Franklin, Jefferson, Leake, Madison, Neshoba, Rankin and Scott Counties, Mississippi, and (iv) that certain timber deed dated as of March 15, 2013, between Red Mountain TimberCo IV LLC, a Delaware limited liability company and Plum Creek South Central Timberlands, L.L.C., conveying certain timber located in Winston County, Mississippi, as each may be affected, from time to time, by partial releases.
“Post-Closing Reserved Easement” has the meaning specified in Section 8.4(b).
“Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.
“Property” has the meaning specified in Section 1.2.
“Purchase Price” has the meaning specified in Section 1.4.
“Purchaser” has the meaning specified in the Preamble.
“Purchaser Indemnitees” has the meaning specified in Section 10.2.
“Real Property Leases” has the meaning specified in Section 1.2(d).

“REC” means the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the property or in the ground, groundwater or surface water of the property.
“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Reserved Easements” means such non-exclusive ingress and egress easements across the Timberlands, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Seller and its Affiliates, successors and assigns to use any portion of the real property retained by Seller or its Affiliates for growing and harvesting timber, including the easements in respect of the Timberlands described in Exhibit R attached hereto, collectively.
“SEC” means the Securities and Exchange Commission.
“Seedling Contract” has the meaning specified in Section 7.10.

“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Indemnitees” has the meaning specified in Section 10.3.
“Seller’s Knowledge” means actual knowledge possessed by the individuals set forth on Exhibit Q attached hereto, without any duty on the part of such individuals to investigate or inquire into any particular matter, provided that such individuals are the officers/employees of Seller having primary responsibilities with respect to Seller and/or the Timberlands.
“Supply Agreements” has the meaning specified in Section 7.6.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Termination Date” has the meaning specified in Section 11.1(b).
“Third Party Claim” has the meaning specified in Section 10.5(b)(i).
“Timber” has the meaning specified in Section 1.2(a).
“Timber Deed” shall mean a deed conveying trees and timber on a portion of the Property and appearing as a title exception in a Completed Title Commitment, together with the Contract for the Sale and Purchase of Timber pursuant to which the Timber Deed was executed and delivered.
“Timber Supply Documents” has the meaning specified in Section 7.6.
“Timberland Leases” has the meaning specified in Section 1.2(b).
“Timberlands” means the Leased Timberlands together with the Owned Timberlands.
“Title Commitment” has the meaning specified in Section 8.5(a).
“Title Company” means First American Title Insurance Company.
“Title Objection” has the meaning specified in Section 1.6(a)(i).
“Title Objection Carveout” has the meaning specified in Section 1.6(a)(ii).

“Title Objection Period” has the meaning specified in Section 1.6(a)(i).
“Title Policies” has the meaning specified in Section 8.5(a).
“Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.
“Transfer Taxes” has the meaning specified in Section 2.3.
“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
“Value Tables” means the adjustment values with respect to the Purchase Price set forth on Exhibit G attached hereto.
“Volume Allocations” has the meaning specified in Section 7.6.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.

RED MOUNTAIN TIMBERCO I LLC, a Delaware limited liability company By: /s/ Ed Sweeten Name: Ed Sweeten Title: Executive Vice President
RED MOUNTAIN TIMBERCO IV LLC, a Delaware limited liability company By: /s/ Ed Sweeten Name: Ed Sweeten Title: Executive Vice President
RMS TIMBERLANDS LLC, a Delaware limited liability company By: /s/ Ed Sweeten Name: Ed Sweeten Title: Executive Vice President
SPRINGWOOD TIMBERLANDS, LLC, a Delaware limited liability company By: /s/ Ed Sweeten Name: Ed Sweeten Title: Executive Vice President

POTLATCH FOREST HOLDINGS, INC. By: /s/ Michael J. Covey Name: Michael J. Covey Title: Chairman and Chief Executive Officer